Exhibit (a)(1)(E)

Offer to Purchase
Warrants to Acquire Common Shares
of
International General Insurance Holdings Ltd.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
EASTERN TIME, AT THE END OF THE DAY ON SEPTEMBER 18, 2023,
UNLESS THE OFFER IS EXTENDED.

August 30, 2023

To Our Clients:

Enclosed for your consideration are the Sixth Amended and Restated Offer to Purchase and Consent Solicitation dated August 30, 2023 (the “Offer to Purchase”) and the related Second Amended and Restated Letter of Transmittal and Consent (the “Letter of Transmittal and Consent” and, together with the Offer to Purchase and any amendments or supplements thereto, collectively, the “Offer”) in connection with the Offer by International General Insurance Holdings Ltd., a Bermuda exempted company (“IGI” or the “Company”), to holders of (a) 12,750,000 outstanding publicly traded warrants to purchase common shares which were publicly issued and sold as part of the units in the initial public offering of Tiberius Acquisition Corporation (“Tiberius”) on March 20, 2018 (the “Tiberius IPO”), and assumed by the Company on March 17, 2020, and which entitle such warrant holders to purchase one of the Company’s common shares at an exercise price of $11.50, subject to adjustments (the “Public Warrants”), and (b) 4,500,000 outstanding warrants to purchase common shares which were privately issued and sold in connection with the Tiberius IPO pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), and assumed by the Company on March 17, 2020, and which entitle such warrant holders to purchase one of the Company’s common shares at an exercise price of $11.50, subject to adjustments (the “Private Warrants” and together with the Public Warrants, the “Warrants”), the opportunity to receive, upon the terms and subject to the conditions of the Offer, $0.95 in cash, without interest (the “Offer Purchase Price”), in exchange for each Warrant tendered.

As part of the Offer, the Company is also soliciting consents (the “Consent Solicitation”) from the holders of the Warrants to amend the Warrant Agreement, dated as of March 15, 2018, by and between Tiberius and Continental Stock Transfer & Trust Company (the “Warrant Agent”), as amended by Amendment No. 1 to the Warrant Agreement dated as of March 17, 2020, by and between the Company, Tiberius and the Warrant Agent (as amended, the “Warrant Agreement”), which governs all of the Warrants, to permit the Company to redeem each outstanding Warrant for $0.86 in cash, without interest (the “Redemption Price”), which Redemption Price is 10% less than the Offer Purchase Price (the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Public Warrants is required to approve the Warrant Amendment. Holders of the Warrants who desire to tender their Warrants pursuant to the Offer are required to consent to the Warrant Amendment. The foregoing is only a summary of the Warrant Amendment, and is qualified by reference to the full text of the Warrant Amendment, set forth as Annex A to the Offer to Purchase.

Parties representing approximately 67.3% of the outstanding Public Warrants have agreed to tender their Public Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement. Accordingly, because the holders of more than 65% of our outstanding Public Warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described in the Offer are satisfied or waived, then the Warrant Amendment will be adopted.

The Offer is open for all outstanding Public Warrants and all outstanding Private Warrants.

All tenders must be in proper form as described in Section 2 of the Offer to Purchase to be valid.

We are the holder of record of Warrants held for your account. As such, we are the only ones who can tender your Warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal and Consent for your information only; you cannot use it to tender Warrants we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the Warrants we hold for your account upon the terms and subject to the conditions of the Offer.

Please note the following:

1.      You may tender your Warrants for the Offer Purchase Price, as indicated in the attached Instruction Form.

2.      The Offer is subject to certain conditions set forth in the Offer to Purchase under Section 10.

3.      The Offer and withdrawal rights will expire at 12:00 Midnight, Eastern Time, at the end of the day on September 18, 2023, unless IGI extends the Offer period.

4.      The Offer is for up to 12,750,000 Public Warrants, constituting 100% of the Company’s outstanding Public Warrants as of July 27, 2023 and up to 4,500,000 Private Warrants, constituting 100% of the Company’s outstanding Private Warrants as of July 27, 2023.

5.      Tendering Warrant holders who are registered Warrant holders or who tender their Warrants directly to Continental Stock Transfer & Trust Company, as the Depositary, will not be obligated to pay any brokerage commissions or fees, or solicitation fees, except as set forth in the Offer to Purchase and the Letter of Transmittal and Consent.

If you wish to have us tender any or all of your Warrants, please so instruct us by completing, executing, detaching and returning the attached Instruction Form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, Eastern Time, at the end of the day on September 18, 2023, unless the Offer period is extended.

The Offer is being made solely pursuant to the Offer to Purchase and Consent Solicitation and the Letter of Transmittal and Consent and is being made to all record holders of the Public Warrants and Private Warrants. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Public Warrants or Private Warrants residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

The Company’s Board of Directors has approved the Offer. However, neither the Company, its Board of Directors, nor the Depositary, the Information Agent or Dealer Manager or any other person makes any recommendation to Warrant holders as to whether to tender or refrain from tendering their Warrants. Warrant holders must make their own decision as to whether to tender their Warrants and, if so, how many Warrants to tender. In doing so, Warrant holders should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the Letter of Transmittal and Consent, including the purposes and effects of the Offer.

It is the Company’s current intent not to conduct another tender offer to purchase the Warrants. However, the Company reserves the right to do so in the future, including by redemption of the Public Warrants if and when the Company is permitted to do so pursuant to the terms of the Public Warrants. The Private Warrants are not currently subject to redemption by the Company.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase
Outstanding Warrants to Acquire Common Shares
of
International General Insurance Holdings Ltd.

The undersigned acknowledge(s) receipt of your letter and the enclosed Sixth Amended and Restated Offer to Purchase and Consent Solicitation dated August 30, 2023 (the “Offer to Purchase”), and the related Second Amended and Restated Letter of Transmittal and Consent (the “Letter of Transmittal and Consent” and, together with the Sixth Amended and Restated Offer to Purchase and any amendments or supplements thereto, collectively, the “Offer”) in connection with the Offer by International General Insurance Holdings Ltd., a Bermuda exempted company (“IGI” or the “Company”), to holders of (a) 12,750,000 outstanding publicly traded warrants to purchase common shares which were publicly issued and sold as part of the units in the initial public offering of Tiberius Acquisition Corporation (“Tiberius”) on March 20, 2018 (the “Tiberius IPO”), and assumed by the Company on March 17, 2020, and which entitle such warrant holders to purchase one of the Company’s common shares at an exercise price of $11.50, subject to adjustments (the “Public Warrants”), and (b) 4,500,000 outstanding warrants to purchase common shares which were privately issued and sold in connection with the Tiberius IPO pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), and assumed by the Company on March 17, 2020, and which entitle such warrant holders to purchase one of the Company’s common shares at an exercise price of $11.50, subject to adjustments (the “Private Warrants” and together with the Public Warrants, the “Warrants”), the opportunity to receive, upon the terms and subject to the conditions of the Offer, $0.95 in cash, without interest, in exchange for each Warrant tendered.

The undersigned hereby instruct(s) you to tender to the Company the number of Warrants indicated below for the account of the undersigned, on the terms and subject to the conditions of the Offer.

This Instruction Form will instruct you to tender to the Company the number of Warrants indicated below which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF WARRANTS TO BE TENDERED HEREBY:_________________WARRANTS

The method of delivery of this document is at the election and risk of the tendering Warrant holder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE

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